Exhibit 2.1

EXECUTION VERSION

AMENDMENT NO. 1
TO THE
MERGER AGREEMENT

This Amendment No. 1, dated as of January 28, 2022 (this “Amendment”), to the Agreement and Plan of Merger, dated as of November 14, 2021 (as amended, modified or supplemented from time to time in accordance with its terms, the “Merger Agreement”), by and among Patriot National Bancorp, Inc., a Connecticut corporation (“PNBK”), Next Special, Inc., a Delaware corporation and wholly owned subsidiary of PNBK (“Merger Sub”), and American Challenger Development Corp, a Delaware corporation (“American Challenger”, and together with PNBK and Merger Sub, the “Parties”).

WHEREAS, in accordance with Section 9.2 of the Merger Agreement, the Parties hereto wish to amend the Merger Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, agree as follows:

1.    Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Merger Agreement.

2.    Amendments. The Parties acknowledge and agree that:

(a)    Section 7.1(d) of the Merger Agreement is amended and restated to read as follows:

“(d)  Regulatory Approval. The requisite authorizations, consents, orders or approvals or waiver thereof from the (i) OCC with respect to the OCC Application, (ii) Department of Justice and Federal Trade Commission under the HSR Act; (iii) the Federal Reserve and the Connecticut Department of Banking in respect of item 2 of Section 3.4 of the American Challenger Disclosure Schedule; and (iv) the SEC (other than for the purposes of Section 6.6 and Section 8.1(b)) shall have been obtained, and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (such approvals and the expiration of such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).”

(b)    A new Section 6.20 (Commercial Loan Portfolio Acquisition) is added to Article VI (Additional Agreements) of the Merger Agreement as follows:

Commercial Loan Portfolio Acquisition.

(a)                  Pursuant to that certain Commercial Loan Purchase Agreement, dated as of January 28, 2022 (the “LPA”), by and among American Challenger, a financial services firm and certain affiliates thereof (collectively, the “Sellers”) and related transaction documents (collectively with the LPA, the “Loan Portfolio Transaction Documents”), American Challenger has agreed to acquire a commercial loan portfolio (the “Commercial Loan Portfolio Acquisition”) with an unpaid principal balance of at least $650 million from the Sellers for (i) an approximate aggregate purchase price of $650 million in cash (“Loan Portfolio Purchase Price”), (ii) a structuring and advisory fee equal to the sum of the outstanding principal balance of all commercial loans being acquired under the LPA as of the business day prior to the closing date of the Commercial Loan Portfolio Acquisition multiplied by 1.0%, which is anticipated to equal approximately $6.5 million (“Structuring and Advisory Fee”), and (iii) a reimbursement fee for cash incentive compensation to be paid by the Sellers to certain specified employees (the “Specified Employees”) in connection with the Commercial Loan Portfolio Acquisition on or prior to February 28, 2022; provided, that the aggregate of such cash incentive compensation shall not exceed $7,800,000 (such amount, as may be mutually agreed upon by Sellers and American Challenger, the “Cash Compensation Reimbursement Amount”). In addition, pursuant to the Loan Portfolio Transaction Documents, American Challenger agreed to (1) offer in writing to the Specified Employees deferred compensation, payable in the same amounts and on the same deferral schedule as any deferred compensation previously payable by the Sellers to such Specified Employees but forfeited by such Specified Employees in connection with the Commercial Loan Portfolio Acquisition, in an aggregate amount not to exceed $4,700,000 (such amounts, the “Deferred Compensation”) and (2) on or prior to the closing of the Commercial Loan Portfolio Acquisition, pay the Sellers an amount equal to the aggregate Deferred Compensation excluded from any written offer to a Specified Employee (such amounts, together with the Structuring and Advisory Fee and the Cash Compensation Reimbursement Amount, the “Additional Payment Amount”). Pursuant to the Loan Portfolio Transaction Documents, the Additional Payment Amount shall, at the Sellers’ option, be payable in cash or by the receipt of warrants to purchase shares of PNBK Non-Voting Common Stock.

(b)   If any Specified Employee does not accept employment with American Challenger, then pursuant to the Loan Portfolio Transaction Documents American Challenger agrees pay the Sellers, in cash, a monthly fee (the “Administration Fee”) beginning on the first Business Day of the first (1st) month following the closing date of the Commercial Loan Portfolio Acquisition and ending on the first (1st) Business Day of the eighteenth (18th) month thereafter. The monthly Administration Fee shall equal, for each Specified Employee that does not accept employment with American Challenger, the total annual Deferred Compensation offered to such Specified Employee by the Purchaser (which shall not be lower than the total Deferred Compensation owed to such Specified Employee by Sellers as of the date of the LPA) divided by eighteen (18). The monthly Administration Fee shall compensate the Sellers for services provided by each Specified Employee that does not accept employment with American Challenger to administer the commercial loans sold to American Challenger.

(c)   In furtherance of American Challenger’s rights and obligations under the Loan Portfolio Transaction Documents, PNBK hereby undertakes the following actions immediately following: (a) the Effective Time, (b) the consummation of the Capital Raise, and (c) the time that all conditions precedent related to the consummation of the Commercial Loan Portfolio Acquisition, as set forth in the Loan Portfolio Transaction Documents related thereto, shall have been satisfied or waived in accordance with the terms of the Loan Portfolio Transaction Documents: (i) PNBK shall pay the Loan Portfolio Purchase Price to the Sellers in immediately available funds using cash proceeds received in the Capital Raise and (ii) PNBK shall pay the Additional Payment Amount to the Sellers either in cash, using cash proceeds received in the Capital Raise, or by issuing to the Sellers warrants for the purchase of PNBK Non-Voting Common Stock, with one share of PNBK Non-Voting Common Stock for every $17.69 of the Additional Payment Amount being allocated to the warrants issuable to the Sellers, and any fractional share rounded up to the nearest whole number; it being understood, that (A) under no circumstance shall the aggregate amount of shares underlying any warrants to Sellers for purposes of the (1) Structuring and Advisory Fee total more than 425,000 shares of PNBK Non-Voting Common Stock, (2) the Cash Compensation Reimbursement Amount total more than 441,000 shares of PNBK Non-Voting Common Stock and (3) the amounts paid in respect of the Deferred Compensation total more than 266,000 shares of PNBK Non-Voting Common Stock; and (B) any warrants issued to the Sellers will have substantially the same terms and conditions as the Warrants to be issued by PNBK in connection with the Capital Raise pursuant to Section 6.7. In addition, to the extent that any Specified Employee does not accept employment with American Challenger, following the Closing PNBK undertakes to pay the monthly Administration Fee to Sellers as described in Section 6.20(b).

3.    No Other Amendments to Merger Agreement.

(a)    On and after the date hereof, each reference in the Merger Agreement to “this Agreement”, “herein”, “hereof”, “hereunder” or words of similar import shall mean and be a reference to the Merger Agreement as amended hereby.

(b)    Except as otherwise expressly provided herein, all of the other terms and conditions of the Merger Agreement remain unchanged and continue in full force and effect.

4.    Miscellaneous. The provisions of Sections 9.2 – 9.15 (inclusive) of the Merger Agreement are incorporated into, and shall apply to, this Amendment, mutatis mutandis.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, this Amendment No. 1 has been executed on behalf of each of the Parties hereto as of the date first above written.

PATRIOT NATIONAL BANCORP, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

NEXT SPECIAL, INC.

By:	/s/ Michael Carrazza
Name: Michael Carrazza
Title: Chairman

AMERICAN CHALLENGER DEVELOPMENT CORP.

By:	/s/ Felix Scherzer
Name: Felix Scherzer
Title: President

[Signature Page to Amendment No. 1 to the Merger Agreement]